SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 1, 2009
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
WI
(State or Other Jurisdiction of Incorporation)

00020006	391726871
(Commission File Number)	(IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Note: This Amended Report on Form 8-K/A is being filed to clarify and correct information previously reported in a Current Report on Form 8-K filed December 3, 2009, regarding the conversion price of the Badger Anchor Holdings, LLC convertible loan. No other changes have been made to the Original Form 8-K.
Item 1.01 Entry into a Material Definitive Agreement.
On December 3, 2009, Anchor BanCorp Wisconsin Inc. (the “Company”) filed a Current Report on Form 8-K reporting, among other things, that the Company had entered into a loan agreement with Badger Anchor Holdings, LLC (“Badger Holdings”), pursuant to which Badger Holdings will provide the Company with a term loan in the aggregate principal amount of $110 million, which will be convertible into shares of the Company’s common stock. In the Original Form 8-K, we stated that the conversion price, referred to above, was equal to the lower of $0.60 per share or the market price at the time of conversion. That statement was incorrect. The conversion price is equal to the lower of $0.60 per share or the per share tangible book value measured as of the last day of the most recently completed month preceding the month in which the conversion occurred.
The information set forth in this amended report is qualified in its entirety by reference to the Stock Purchase Agreement and Loan Agreement, copies of which are attached as Exhibits 10.32, and 10.33 to the Original Current Report on Form 8-K filed December 3, 2009.
Forward Looking Statements
This filing contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Anchor’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward- looking statements.
Item 9.01 Financial Statements and Exhibits.
None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.
Date: January 20, 2010	By:	/s/ Dale Ringgenberg
Senior VP, CFO